SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          THE HARTCOURT COMPANIES INC.
             (Exact name of Registrant as specified in its charter)

                                      UTAH
         (State or other jurisdiction of incorporation or organization)

                                   87-0400541
                       (IRS Employer Identification No.)

            4695 MacArthur Court, Suite 530, Newport Beach, CA 92660 (Address of Principal Executive Offices, including ZIP Code)

     Consulting/Fee/Option Agreements with Fred G. Luke, individually and as President of NuVen Advisors Inc., Archer & Weed, John A. Furutani, Esq.
                                   and Yan Wu
                            (Full title of the plan)

   Dr. Alan V. Phan, 4695 MacArthur Court, Suite 530, Newport Beach, CA 92660
                     (Name and address of agent for service)

                                 (949) 833-5381
          (Telephone number, including area code, of agent for service)

                                                        [HARTCORT\FS8:MAY1999]-5


                         CALCULATION OF REGISTRATION FEE

                                                                                Proposed
                                                          Proposed               Maximum
                                                           Maximum              Aggregate          Amount of
   Title of Securities       Amount of Shares             Offering              Offering         Registration
    to be Registered         to be Registered        Price Per Share(1)         Price(1)              Fee
------------------------- -----------------------  ---------------------- -------------------- -----------------

$.01 par value
Common Stock                              118,110           $1.27         $         149,999.70 $           32.83

$.01 par value
Common Stock
underlying options                      1,000,000          $.50           $         500,000.00 $          278.00

$.01 par value
Common Stock                               18,000          $1.27          $          22,860.00 $            5.00

$.01 par value
Common Stock                                1,513          $1.27          $           1,921.51 $             .42

$.01 par value
Common Stock
underlying options                      1,000,000           $1.25         $          1,250,000 $          278.00

TOTALS                                  2,137,623           N/A           $       1,924,781.21 $          594.25


(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act and is calculated on the basis of the par value of the common stock since there is no quotation by any market or exchange and the Common Stock is not reported on the OTC Bulletin Board.

                                                        [HARTCORT\FS8:MAY1999]-5

                                   PROSPECTUS

                          THE HARTCOURT COMPANIES INC.
                         4695 MacArthur Court, Suite 530
                             Newport Beach, CA 92660
                                 (949) 833-5381

                       (2,137,623 SHARES OF COMMON STOCK)

         This Prospectus relates to the offer and sale by The Hartcourt Companies Inc., a Utah corporation (the "Company"), of shares of its $.01 par value per share common stock (the "Common Stock") to certain consultants and advisors (the "Consultants") pursuant to consulting agreements entered into between the Company and the Consultants for payment of services rendered. The Company is registering hereunder and then issuing, upon receipt of adequate consideration therefor, to the Consultants 2,137,623 shares of Common Stock in consideration for services to be performed under the respective agreements.

         The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of the Company within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Of the shares registered hereunder, there are no shares being registered for affiliates of the Company. An affiliate is summarily, any director, executive officer or controlling shareholder of the Company or anyone of its subsidiaries. An
"affiliate" of the Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If an Employee who is not now an "affiliate" becomes an "affiliate" of the Company in the future, he would then be subject to Section 16(b) of the Exchange Act. (See "General Information
- Restrictions on Resales").

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is August 25, 1999

                                                        [HARTCORT\FS8:MAY1999]-5

         This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

         A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: The Hartcourt Companies Inc., 4695 MacArthur Court, Suite 530, Newport Beach, CA 92660, (949) 833-5381,

         The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549. Copies may be obtained at the prescribed rates. The Company=s stock has been traded on the over-the-counter market since 1994 and is currently reported by the National Quotation Bureau Electronic Bulletin Board.

         No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

         Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                                        [HARTCORT\FS8:MAY1999]-5

                                TABLE OF CONTENTS

Information Required in the Section 10(a) Prospectus ......................6

Item 1.  Plan Information..................................................6

         General Information...............................................6
                   The Company.............................................6
                  Purposes.................................................6
                  Common Stock.............................................6
                   The Consultants.........................................6
                   No Restrictions on Transfer.............................6
                   Tax Treatment to the Consultants........................6
                   Tax Treatment to the Company............................7
                   Restrictions on Resales.................................7

Documents Incorporated by Reference and Additional Information.............8

Item 2.  Registrant Information and Employee Plan Annual Information.......8
                   Legal Opinion and Experts...............................8
                   Indemnification of Officers and Directors...............8

Information Required in the Registration Statement.........................9

Item 3.  Incorporation of Documents by Reference...........................9

Item 4.  Description of Securities.........................................9

Item 5.  Interests of Named Experts and Counsel............................9

Item 6.  Indemnification of Directors and Officers.........................9

Item 7.  Exemption from Registration Claimed...............................10

Item 8.  Exhibits..........................................................10

Item 9.  Undertakings......................................................11

Signatures . . . . . . . . ................................................14

Exhibit Index . . . . .....................................................15

                                                        [HARTCORT\FS8:MAY1999]-5

                                     PART I

                    INFORMATION REQUIRED IN THE SECTION 10(a)

                                   PROSPECTUS

Item 1.           Plan Information

GENERAL INFORMATION

The Company

         The Company has its principal executive offices at 4695 MacArthur Court, Suite 530, Newport Beach, CA 92660,where its telephone number is (949) 833-5381.

Purposes

         The Common Stock to be issued by the Company to certain Consultants will be issued pursuant to agreements entered into between Consultants and the Company, which the agreements have been approved by the Board of Directors of the Company (the "Board of Directors"). The agreements are intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultants in the Company's future prosperity, thereby advancing the interests of the Company, and all of its shareholders. Copies of the agreements have been filed as exhibits to this Registration Statement.

Common Stock

         The Board has authorized the issuance of up to 2,137,623 shares of the Common Stock to the Consultants and upon effectiveness of this Registration Statement.

The Consultants

         The Consultants have agreed to provide their expertise and advice to the Company for the purposes set forth in their agreements with the Company.

No Restrictions on Transfer

         The Consultants will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultants

         The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultants, therefore, will be required for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable,

                                                        [HARTCORT\FS8:MAY1999]-5
or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary the Consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the Consultants receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed ordinary income for federal income tax purposes. The Consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate",
Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

         The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions on Resales

         In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the Company=s Common Stock issued hereunder to affiliates is equal to the value of services rendered. Shares of the Company=s Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

                                                        [HARTCORT\FS8:MAY1999]-5

                       DOCUMENTS INCORPORATED BY REFERENCE
                                       AND
                             ADDITIONAL INFORMATION

         The Company hereby incorporates by reference (i) its annual report on Form 10-KSB for the year ended December 31, 1998, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Quarterly Reports and Current Reports on Forms 10-Q (or 10-QSB or 8-K) filed under the Securities or Exchange Act subsequent to the filing of the Company=s Annual Report on Form 10-K (or 10-KSB) for the fiscal year ended December 31, 1998, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.           Registrant Information and Employee Plan Annual Information

         A copy of any document or part thereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: The Hartcourt Companies Inc., 4695 MacArthur Court, Suite 530, Newport Beach, CA 92660, (949) 833-5381.

Legal Opinion and Experts

         Richard O. Weed has rendered an opinion on the validity of the securities being registered. Mr. Weed is not an "affiliate" of the Company. He does not currently own any shares of the Company's common stock.

         The financial statements of The Hartcourt Companies Inc. incorporated by reference in this Prospectus for the year ended December 31, 1998 have been audited by Harlan & Boettger, LLP, independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Indemnification of Officers and Directors

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                                        [HARTCORT\FS8:MAY1999]-5

                                     PART II

                             INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT

Item 3.                  Incorporation of Documents by Reference

         Registrant hereby states that (i) all documents set forth in (a) through (c), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

               (a) Registrant's latest Annual Report,  whether filed pursuant to
          Section 13(a) or 15(d) of the Exchange Act;

               (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by annual report referred to in (a), above; and

               (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

Item 4.                  Description of Securities

         No description of the class of securities (i.e. the $.01 par value Common Stock) is required under this item because the Common Stock is registered under Section 12 of the Exchange Act.

Item 5.                   Interests of Named Experts and Counsel

         Mr. Weed has not nor does he presently own any shares of the Company's common stock.

Item 6.                   Indemnification of Directors and Officers

         Article VII, Section 1 of the Company=s Bylaws limit the liability of any officer or Director and permit the Company to indemnify its directors and officers as follows:

         "No officer or Director shall be personally liable for any obligations of the corporation or for any duties or obligations arising out of any acts or conduct of said officer or director performed for or on behalf of the corporation. The corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a Director or officer of the corporation from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of his having heretofore or hereafter been a Director or officer of the corporation or by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such Director or officer, and shall reimburse each such person for all legal and all other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such person from all suits or

                                                        [HARTCORT\FS8:MAY1999]-5
         claims as provided for under the provisions of the Utah Business corporation Act; provided, however, that no such person shall be indemnified  against,  or be  reimbursed  for, any expense  incurred in connection with any claim or liability arising out of his own negligence or willful misconduct. The rights accruing to any person under the foregoing provisions of this section shall not exclude any right to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The corporation, its directors, officers, Consultants and agents shall be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.@

Item 7.           Exemption from Registration Claimed

                  Not applicable.

Item 8.           Exhibits

                   (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

         Exhibit No.      Title

         1.               Not required.
         2.               Not required.
         3.               Not required.
         4.               Not applicable.
         5. Opinion of Richard O. Weed regarding the legality of the securities registered.
         6.               Not required.
         7.               Not required.
         8.               Not required.
         9.               Not required.
         10.              A.        Option Agreement with Fred G. Luke,
                                    individually and as President of NuVen
                                    Advisors Inc.
                          B.        Fee Agreement with Archer & Weed
                          C.        Fee Agreement with John A. Furutani, Esq.
                          D.        Fee and Option Agreement with Yan Wu
         11.              Not required.
         12.              Not required.
         13.              Not required.
         14.              Not required.
         15.              Not required.
         16.              Not required.
         17.              Not required.
         18.              Not required.
         19.              Not required.
         20.              Not required.
         21.              Not required.
         22.              Not required.
         23.              Not required.

                                                       [HARTCORT\FS8:MAY1999]-5

         Exhibit No.      Title

         24.1 Consent of Richard O. Weed, special counsel to registrant, to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to him in the Prospectus filed as a part hereof.
         24.2             Consent of Harlan & Boettger, LLP
         25.              Not applicable.
         26.              Not applicable.
         27.              Not applicable.
         28.              Not applicable.
         29.              Not applicable.

         Item 9.           Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) include any prospectus required by Section 10 (a) (3) of the Securities Act;

               (ii) reflect in the  prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs are incorporated by reference from periodic reports filed by the registrant small business issuer under the Exchange Act.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                                        [HARTCORT\FS8:MAY1999]-5

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14e-3 under the Securities Exchange Act of 1934; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                                        [HARTCORT\FS8:MAY1999]-5

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Newport Beach, State of California on the 25th day of August, 1999.

                                        The Hartcourt Companies Inc.
                                        (Registrant)

                                        By:  /s/  Dr. Alan V. Phan
                                             ----------------------------------
                                                  Dr. Alan V. Phan, President

         Pursuant to the requirements of the 1933 Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated:

Signatures                    Title          Date
------------------------      --------       ---------------

/s/  Dr. Alan V. Phan         Director       August 25, 1999
------------------------
     D. Alan V. Phan

/s/  Fred G. Luke             Director       August 25, 1999
------------------------
     Fred G. Luke

/s/  Jon L. Lawver            Director       August 25, 1999
-------------------------
     Jon L. Lawver

                                                        [HARTCORT\FS8:MAY1999]-5

                         FORM S-8 REGISTRATION STATEMENT

                                  EXHIBIT INDEX



         The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

     Exhibit
    Number in
  Registration                                                        Numbered
    Statement       Description                                         Page
---------------     --------------------------------------------      --------

5.                  Opinion of Counsel ....................................16

10.                 A.       Option Agreement with Fred G. Luke
                             individually, and as President of NuVen
                             Advisors Inc. ................................19
                    B.       Fee Agreement with Archer & Weed .............24
                    C.       Fee Agreement with John A. Furutani, Esq. ....27
                    D.       Fee and Option Agreement with Yan Wu .........30

24.1                Consent of Richard O. Weed to Use of Opinion ..........40

24.2                Consent of Harlan & Boettger, LLP .....................41

                                                        [HARTCORT\FS8:MAY1999]-5

                                                        15